Exhibit 10.15

INSTRUMENT OF DEBT A
Handelsbanken	Loan for purposes
Branch	other than personal	Loan no
Frolunda	consumption

Borrower	Name	Civic registration/business organisation No
	MOBITEC AKTIEBOLAG	556546-6793

Loan amount	SEK (in words) FOUR MILLION FIVE HUNDRED THOUSAND KRONOR

SEK (in figures) 4,500,000.00

Interest	Current interest rate %	Interest from (year, month, day)
	7.00	08-07-04

Due date	Year, month, day
2008-06-30

Period of extension, if any	No. of months 1	Any specified extension period according to section 6 is applicable if the loan has not been terminated in accordance with section 8 of the “General Terms” for the loan.

Automatic payments	Account no	If an account number is specified, this implies agreement to the effect that amounts due shall be paid by withdrawal of funds by the Bank from this account in accordance with section 4 of the “General Terms” for the loan.

Borrower’s undertaking	The borrower shall pay to Svenska Handelsbanken AB (publ) or pay to the party to which Svenska Handelsbanken AB (publ) has assigned or pledged its claim (“order”), the loan amount including interest, charges and costs in accordance with the terms of this Instrument of Debt, some of which are reproduced in the “General Terms” for the loan.

Signature	I/We confirm that I/we have read all the pages of the Instrument of Debt and the “General Terms” for the loan.

Date
2008-07-03

Borrower

Mobitec Aktiebolag

/s/ Agne Axelsson

Agne Axelsson

/s/ Oliver Wels

Oliver Wels

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GENERAL TERMS FOR INSTRUMENT OF DEBT A — Loan for purposes other than personal consumption, applying from January 20, 2005
1.	Interest

Interest is calculated at the interest rate and on the grounds which the Bank applies to this type of loan from time to time. The interest rate applying when the loan is made is set out on page one
2.	Penalty Interest on overdue payments/delayed payments fee

If payment of principal, interest or charges is not effected when due, the borrower shall pay special annual penalty interest on the overdue amount until payment is made. On amounts not overdue, the usual interest rate continues to apply

Penalty interest is calculated at the interest rate applying to the loan, plus five percentage points or, when the entire loan is due, one percentage point.

In addition to penalty interest as above, a delayed payment fee is payable as applied by the Bank at any time.
3.	Charges and costs

Charges and costs pertaining to the loan are debited as generally applied by the Bank at any time. Upon request, the Bank will provide information about the current charges. The borrower shall reimburse the Bank for the costs and work associated with obtaining, maintaining and utilising the agreed security and also for lodging of proof and collecting the Bank’s claims on the borrower or on any other party liable for payment thereof. The Bank’s written payment reminders shall thus also be reimbursed.
4.	Automatic payments

Where it is agreed that amounts due shall be automatically withdrawn from an account which the borrower maintains with the Bank, such withdrawals are made on the due date. The agreed due date shall then apply even if it falls on a day which is a public holiday or equivalent.

The borrower shall ensure that sufficient funds are available in the account on the day before the due date. When the funds in the account are insufficient to cover the amount due, the Bank may later make further attempts to transfer the funds according to the [ILLEGIBLE] applied by the Bank at any time and/or temporarily omit to debit the account. If the Bank debits the account when there are insufficient funds, the Bank is subsequently permitted to reverse the transaction.
5.	Order of debt settlement

When payment is made, the Bank in entitled to deduct all the charges, costs and interest due on the loan before settling the principal amount.
6.	Extension of loan period

If the Bank grants an extension of the loan period and nothing is stated to the contrary in that connection, the loan period will be extended by the number of months set out on page one each time such extension is granted.
7.	Definition of a pledge etc

‘Pledge’ also refers to property that is included in a floating charge on assets. The term ‘pledger’ also refers to an as signor of floating charge, ‘pledging’ also refers to assignment of the floating charge and ‘pledge deed’ also refers to deeds associated with a floating charge and pledge claims.
8.	The Bank’s right to terminate the loan for payment in advance

The Bank is entitled to terminate the loan for payment at any time determined by the Bank, if any of the following circumstances should apply
•	the borrower has not fulfilled his obligations to the Bank pursuant to the instrument of debt or in other respects,

•	the security for the loan or for other obligations of the borrower towards the Bank is no longer satisfactory

•	there is reasonable cause to assume that the borrower will not meet his payment obligations towards the Bank according to the instrument of debt or in other respects.
9.	Right of guarantor and pledger to prevent extension of loan period

A guarantor is not entitled to terminate his guarantee and a pledger may not revoke his pledge.

However, guarantors and pledgers may individually request in writing not later than six weeks before the due date of the loan that the Bank shall not extend the loan. Such request may imply that the guarantor becomes forced to pay by virtue of his guarantee, or that the Bank utilises a pledge.

If the Bank within the period set out in the preceding paragraph has received a request that the loan shall not be extended but nevertheless extends the loan, the guarantor or pledge provided by the party making such request causes to be valid six months after the Bank has received the request. This does not apply, however, if the Bank, due to the borrower’s negligence, before expiry of the aforementioned time period, has commenced legal proceedings against the party who has opposed an extension or has commenced negotiation with this party concerning the guarantee commitment or pledge.
10.	The Bank’s right to sell pledged financial instruments

If the security for the loan consists in full or in part of financial instruments and if the value for borrowing purposes assigned by the Bank declines, implying that the security is no longer satisfactory, the borrower must at the request of the Bank immediately provide additional security. If such security is not provided or if the Bank is unable to contact the borrower within a reasonable period of time, the Bank has the right, but not the obligation, to sell the required portion of the financial instruments. The proceeds shall be deposited to an interest bearing account and continue to constitute a pledge for the loan. That which is stated above does not restrict the Bank’s right to demand repayment of the loan pursuant to section 8.
11.	General right of pledge

Properly pledged by the borrower in this instrument of debt shall also constitute security for any other obligations towards the Bank for which the borrower is or may in the future be liable in his capacity as borrower, principal account-holder, guarantor or otherwise as customer of the Bank. The obligations shall have arisen before the instrument of debt has been repaid. The Bank shall determine in which order the obligations are to be settled out of the proceeds of the pledge. However, account must be taken of the right of guarantors according to section 20

Property thus pledged shall not however by reason of the pledge, constitute security for the borrower’s obligations based on bills of exchange which have been discounted, or which may be discounted at the Bank by a third party, unless they concern the renewal of bills, or have otherwise replaced bills originally discounted by the borrower. Neither shall the properly thus pledged secure any other claims, on the borrower which the Bank has acquired or may acquire from a third party.
12.	Sequence of utilisation of security

If the borrower fails to meet the obligations under the instrument of debt, the Bank may determine the sequence in which the security pledges guarantees, etc) shall be utilised
13.	Yield on pledge, etc

Yield and all other rights based on the pledge are also covered by the pledging and constitute a pledge. Thus, the pledging of shares, for example, includes the right for the Bank to participate as bonus issues, new issues, or other issues for which the shares quality. As stated in section 14, the Bank is, however, not liable for ensuring that such rights are safe-

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guarded.	Where this nevertheless occurs, the Bank is accountable to the pledger.
14.	Safeguard by the Bank of the pledge

The Bank has a duty to take good care of the pledge.

Where appropriate, the Bank shall renew limitation periods and lodge proof of claim in case of summons of unknown creditors and also in bankruptcies, where the pledger so requests after commencement of the bankruptcy. Where announcement has been made regarding the cancellation of a pledged document, the Bank shall give notice that it holds the document. However, the Bank is not obliged to take any of these measures regarding certificates of claim consisting of coupons or which are intended for the open market such as bonds, or to which Swedish law does not apply.

The Bank is not obliged to maintain personal liability for payment in respect of mortgaged instruments of debt.

The Bank’s safeguard of the pledge does not extend beyond what has been stated above. Thus the Bank is not, for example, as far as securities are concerned, obliged to collect dividends and interest or observe the pledger’s rights in connection with issues, exchanges of shares, conversions distributions of the net assets, etc.
15.	How a pledge may be utilised by the Bank

The Bank may utilise a pledge as the Bank deems fit. In this respect, the Bank shall proceed with care and, where possible and if in the opinion of the Bank it can be accomplished without prejudice to the Bank, notify the pledger to this effect in advance.

When applying the above, a pledged financial instrument can be sold in a different way than on a market where the instrument is registered or is normally traded.

If the pledge consists of funds deposited in an account with the Bank, the Bank may immediately debit the account in reimbursement of the amount due, without informing the pledger in advance.

Should the pledge consist of an instrument of debt, for which the pledger is liable personally or with certain property, the instrument is, with respect to the pledger, due for payment on demand, regardless of the due date stipulated in the instrument.
16.	The Bank’s right to sign on behalf of the pledger

Through his pledging, the pledger authorises the Bank, or anyone appointed by the Bank, to sign on behalf of the pledger, where this is necessary in order to safeguard the Bank’s right of pledge. This authorisation may not be revoked as long as the pledging is in force.
17.	Release of pledge

The Bank may release pledges without being bound to observe any right to the pledge which may accrue to a guarantor who has made payment to a party other than the Bank by virtue of his guarantee.
18.	Transfer of unpledged deeds of mortgage

When the Bank no longer holds the pledge and has not been informed of a new pledge-holder or received a request that a written deed of mortgage shall be issued, the Bank is entitled to transfer an electronic deed of mortgage to the National Land Survey’s register of mortgages for which no other mortgage-holder is registered, known as the Public Archive.
19.	Payment by guarantor

If a guarantor makes payment to the Bank on account of his guarantee, he shall specifically notify the Bank that he is paying in his capacity as guarantor and request that this fact be noted by the Bank.
20.	Guarantor’s right to pledges

If a guarantee has been signed on this instrument of debt the following shall apply with regard to the guarantor’s right to pledges in this instrument by the borrower alone or jointly with another party.

The pledge shall constitute security for the guarantor’s claim for recourse against the borrower to the extent that it is not utilised by the Bank for the borrower’s obligations under this instrument. When the pledge constitutes security for the right of recourse of several guarantors, they shall have rights to the pledge in proportion to the right of recourse of each of them, unless they agree otherwise in relation to the Bank, a guarantor is not entitled to any other property which has been pledged to the Bank by the borrower or another party.

The Bank may release yield from the pledge which is not required for payment of amounts due under this instrument, without thereby reducing the liability of any guarantor.
21.	How the pledge may be utilised for a guarantor’s right of recourse

Where a guarantor has made payment to the Bank by virtue of his guarantee, he may make use of his right to a pledge under section 20 only when the Bank has received payment in full for its claim under this instrument. If he wishes to exercise this right, the Bank is entitled to choose between releasing the pledge to the guarantor or utilising the pledge on behalf of the guarantor Section 15 shall apply in this connection
22.	Cancellation of the instrument of debt

The instrument of debt will be cancelled one month after the loan has been repaid in full, unless the borrower has asked in advance for it to be returned
23.	Insurance

Property which constitutes security for the Bank’s claim shall be satisfactorily insured with an insurer approved by the Bank. If the borrower fails to show proof that insurance as prescribed above is in force, the Bank shall be entitled to arrange for such insurance at the borrower’s expense.
24.	Processing of personal data

Personal data submitted to the Bank in connection with a credit application or otherwise registered in connection with processing or administration of this credit will be subject to such processing in computer systems at the Bank as required by the credit agreement. This included information about contacts between the borrower and the Bank.

The personal data are also used for marketing and customer research, business and methods development and risk management in the Handelsbanken Group Risk management also involves processing of information on the borrower and loans to assess the quality of loans for purposes of capital adequacy.

The personal data are also used for marketing purposes, unless the borrower has requested a block on direct advertising from the Bank. The processing of personal data can — within the framework of current bank confidentiality regulations — take place with other Group companies and other companies with whom the Bank co-operates in its operations.

If borrowers want to receive information about their personal data which is being processed by the Bank, they can request this in writing from their respective branch of the Bank. Requests to correct incomplete or incorrect personal data can be made at the Bank branch or sent to Handelsbanken, Central auditing department, SE-10670 Stockholm.

The above statements regarding borrowers also apply to guarantors, if any, or other pledgers than the borrower.
25.	Notices etc.

The borrower, guarantor and pledger shall notify the Bank of any changes of address, phone number and tax number Registered letters regarding the loan which the Bank has forwarded to any of the parties mentioned above shall be deemed to have reached the addressee not later than on the seventh day after despatch if the letter has been sent to the address which is known to the Bank Notices sent by tax shall be deemed to have reached the addresses no later than the next business day if the tax message was sent to a number which the addresses has submitted to the Bank. A business day is a day other than Sunday, public holiday, Saturday, Midsummer’s Eve, Christmas Eve or New Year’s Eve.

The provisions do not apply to notices renewing limitations periods.

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26.	Limitation of the Bank’s liability

The Bank shall not be held responsible for any loss or damage resulting from a Swedish or foreign legal enactment. Intervention of a public authority, act of war, strike, blockade boycott, lockout or any other similar circumstance. The reservation in respect of strikes, blockades, boycotts and lockouts applies even if the Bank itself is subjected to such measures or takes such measures.

Any damage which occurs in other circumstances shall not be compensated by the Bank, provided the Bank has exercised normal care. The Bank is in no case responsible for indirect damage.

Where a circumstance as referred to in the first paragraph should prevent the Bank from receiving payments, the Bank shall, as long as the obstacle exists, be entitled to interest only on the terms prevailing on the due date of the payment.